InnerWorkings Announces Third Quarter 2018 Results
$134 million in new business awarded year to date;
previously announced G&A cost reduction plan more than 50% complete

CHICAGO, IL - November 8, 2018 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three and nine months ended September 30, 2018. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

“While we are experiencing greater revenue declines than expected in transactional and small accounts, we are encouraged by the momentum we continue to build in new enterprise wins,” said Chief Executive Officer Rich Stoddart. “With the new contract we are announcing today, our total new business signings to date surpass the amount of work we were awarded in all of last year. This success is the result of our efforts to focus more intently on growing our core enterprise business, particularly in long-term, comprehensive partnerships with global brands. With this momentum we fully expect to return to our long-term pattern of organic growth in 2019.”
Financial and Business Highlights

•
Gross revenue was $270.9 million in the third quarter of 2018, a decrease of 6% compared to $288.5 million in the third quarter of 2017. Excluding currency impacts, third quarter gross revenue decreased 5% compared to the same period of last year. Year-to-date gross revenue was $827.4 million, a decrease of 1% compared to $833.0 million in the same period of 2017.

•
Gross profit (net revenue) was $64.0 million, or 23.6% of gross revenue in the third quarter of 2018, compared to $71.9 million, or 24.9% of revenue, in the same period of last year. Excluding the impact of an inventory writeoff related to our retail environments business, our gross margin was 24.0% in the third quarter of 2018.

•
Net loss for the third quarter of 2018 was $(44.9) million, or $(0.87) per diluted share, compared to net income of $7.1 million, or $0.13 per diluted share in the third quarter of 2017. Third quarter net loss includes goodwill and intangible asset impairment charges of $41.9 million.

•	Non-GAAP diluted earnings per share for the third quarter of 2018 was $0.04, compared to $0.15 in the third quarter of 2017.

•	Non-GAAP adjusted EBITDA was $12.2 million in the third quarter of 2018, compared to $18.1 million in the third quarter of 2017.

•
Additional work from new and existing clients awarded so far during 2018 is expected to drive approximately $134 million of annual revenue at full run-rate. This includes a major client expansion announced today, a global partnership with a Fortune 100 food and beverage company.

“As planned, we have actioned $11 million of the $20 million in previously announced cost reduction measures as of October 1st,” said Chip Hodgkins, Interim Chief Financial Officer of InnerWorkings. “We are focused on implementing the remaining $9 million and we believe additional cost reductions beyond the original scope are possible and necessary to drive shareholder value. In partnership with third-party experts, we are also scoping further profit enhancement initiatives to drive near-term sustainable margin improvement and will provide an update in tandem with our fourth quarter results.”

Outlook

The Company is lowering its 2018 guidance for gross revenue to a range of $1.120 billion to $1.135 billion, down from previous guidance of a range of $1.155 billion to $1.190 billion. The decrease in guidance primarily results from a larger than expected decrease from transactional and small accounts, as the Company has strategically focused its efforts on its larger enterprise relationships. Due to the lower expected gross revenue, the company is also lowering its guidance for non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share for 2018. Non-GAAP adjusted EBITDA is expected to be between $43 million and

$46 million, down from previous guidance of between $50 million and $53 million for 2018. The Company forecasts 2018 non-GAAP diluted earnings per share to be $0.17 to $0.20, down from previous guidance of $0.30 to $0.33.

Conference Call

Rich Stoddart, Chief Executive Officer, and Chip Hodgkins, Interim Chief Financial Officer, will host a conference call to discuss the results today at 4:00 p.m. Central time (5:00 p.m. Eastern time).

The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings' website at http://investor.inwk.com/events. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: non-GAAP adjusted EBITDA, non-GAAP diluted earnings per share and constant currency revenue. The Company believes these measures provide useful information to investors because they provide further insights into the Company’s financial performance. These measures are also used by management in its financial and operational decision-making and evaluation of overall performance. With respect to constant currency, we believe such presentation allows investors to measure our financial performance exclusive of foreign currency exchange fluctuations more clearly. Constant currency revenue is calculated by retranslating current period revenue at a consistent rate with the prior period results. This approach is based on the pricing currency for each country, which is typically the functional currency. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of non-GAAP adjusted EBITDA, non-GAAP diluted earnings per share, and constant currency included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K/A.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,100 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
InnerWorkings, Inc.
Bridget Freas
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		(as restated)		(as restated)
Revenue	$270,850	$288,523	$827,356	$832,994
Cost of goods sold	206,808	216,602	632,376	626,323
Gross profit	64,042	71,921	194,980	206,671
Operating expenses:
Selling, general and administrative expenses	56,142	57,186	176,312	165,855
Depreciation and amortization	3,265	3,317	10,438	9,403
Change in fair value of contingent consideration	—	(167)	—	677
Goodwill Impairment	27,887	—	27,887	—
Intangible and long-lived asset impairment charge	16,818	—	16,818	—
Restructuring and other charges	3,142	—	3,142	—
(Loss) income from operations	(43,212)	11,585	(39,617)	30,736
Other income (expense):
Interest income	19	31	135	77
Interest expense	(1,769)	(1,198)	(4,854)	(3,239)
Other, net	(301)	426	(1,734)	(962)
Total other expense	(2,051)	(741)	(6,453)	(4,124)
(Loss) income before income taxes	(45,263)	10,844	(46,070)	26,612
Income tax (benefit) expense	(326)	3,728	851	9,444
Net (loss) income	$(44,937)	$7,116	$(46,921)	$17,168

Basic (loss) earnings per share	$(0.87)	$0.13	$(0.90)	$0.32
Diluted (loss) earnings per share	$(0.87)	$0.13	$(0.90)	$0.31

Weighted-average shares outstanding – basic	51,688	53,964	52,384	53,962
Weighted-average shares outstanding – diluted	51,688	55,189	52,384	55,127

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2018	December 31, 2017
	(unaudited)	(as restated)
Assets
Current assets:
Cash and cash equivalents	$27,595	$30,562
Accounts receivable, net	188,744	205,386
Unbilled revenue	59,961	50,016
Inventories	57,164	40,694
Prepaid expenses	21,494	18,565
Other current assets	43,005	37,865
Total current assets	397,963	383,088
Property and equipment, net	79,320	36,714
Intangibles and other assets:
Goodwill	170,652	199,946
Intangible assets, net	10,405	27,563
Deferred income taxes	931	691
Other non-current assets	2,512	1,636
Total intangibles and other assets	184,500	229,836
Total assets	$661,783	$649,638
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$161,389	$141,164
Accrued expenses	35,539	34,391
Deferred revenue	17,725	17,620
Revolving credit facility - current	12,979	—
Other current liabilities	21,535	24,078
Total current liabilities	249,167	217,253
Revolving credit facility - non-current	138,447	128,398
Financing obligation - build-to-suit	42,900	—
Deferred income taxes	12,143	12,043
Other non-current liabilities	7,230	7,399
Total liabilities	449,887	365,093
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	238,385	235,199
Treasury stock at cost	(81,471)	(55,873)
Accumulated other comprehensive loss	(23,180)	(19,229)
Retained earnings	78,156	124,442
Total stockholders' equity	211,896	284,545
Total liabilities and stockholders' equity	$661,783	$649,638

Condensed Consolidated Statement of Cash Flows
(Unaudited)

(in thousands)	Nine Months Ended September 30,
	2018	2017
		(as restated)
Cash flows from operating activities
Net income (loss)	$(46,921)	$17,168
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	10,438	9,403
Stock-based compensation expense	3,624	5,296
Deferred income taxes	—	448
Bad debt provision	888	268
Implementation cost amortization	344	—
Change in fair value of contingent consideration	—	677
Goodwill impairment	27,887	—
Intangible and long-lived asset impairment	16,818	—
Other operating activities	(189)	157
Change in assets:
Accounts receivable and unbilled revenue	5,810	(35,732)
Inventories	(16,469)	(17,726)
Prepaid expenses and other assets	(7,903)	(10,567)
Change in liabilities:
Accounts payable	20,350	7,395
Accrued expenses and other liabilities	(4,572)	6,474
Net cash provided by (used in) operating activities	10,105	(16,739)

Cash flows from investing activities
Purchases of property and equipment	(7,835)	(10,274)
Net cash used in investing activities	(7,835)	(10,274)

Cash flows from financing activities
Net borrowings from revolving credit facility	23,230	42,258
Net short-term secured borrowings	55	633
Repurchases of common stock	(25,689)	(10,041)
Payments of contingent consideration	—	(10,989)
Proceeds from exercise of stock options	416	1,824
Payment of debt issuance costs	(545)	—
Other financing activities	(746)	(850)
Net cash (used in) provided by financing activities	(3,279)	22,835

Effect of exchange rate changes on cash and cash equivalents	(1,958)	936
Decrease in cash and cash equivalents	(2,967)	(3,242)
Cash and cash equivalents, beginning of period	30,562	30,924
Cash and cash equivalents, end of period	$27,595	$27,682

Reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(Unaudited)

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018		2017
		(as restated)			(as restated)
Net (loss) income	$(44,937)	$7,116	$(46,921)		$17,168
Income tax (benefit) expense	(326)	3,728	851		9,444
Interest income	(19)	(31)	(135)		(77)
Interest expense	1,769	1,198	4,854		3,239
Other, net	301	(426)	1,734		962
Depreciation and amortization	3,265	3,317	10,438		9,403
Stock-based compensation expense	801	2,375	3,624		5,296
Goodwill impairment	27,887	—	27,887		—
Intangible and long-lived asset impairment	16,818	—	16,818		—
Restructuring charges	3,142	—	3,142		—
Senior leadership transition and other employee-related costs	1,153	—	1,153		—
Business development realignment	—	715	—	—	715
Obsolete retail inventory	950	—	950		—
Change in fair value of contingent consideration	—	(167)	—		677
Professional fees related to ASC 606 implementation	—	300	1,092		300
Executive search fees	—	—	235		—
Restatement-related professional fees	1,358	—	1,895		—
Other professional fees	81	—	162		—
Non-GAAP Adjusted EBITDA	$12,243	$18,125	$27,779		$47,127

(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		(as restated)		(as restated)
Net (loss) income	$(44,937)	$7,116	$(46,921)	$17,168
Czech exit from exchange rate commitment, net of tax	—	—	—	294
Goodwill impairment	27,887	—	27,887	—
Intangible and long-lived asset impairment, net of tax	14,037	—	14,037	—
Restructuring charges, net of tax	2,584	—	2,584	—
Senior leadership transition and other employee-related costs, net of tax	844	—	844	—
Business development realignment, net of tax	—	875	—	875
Change in fair value of contingent consideration	—	(167)	—	677
Obsolete inventory, net of tax	769	—	769	—
Professional fees related to ASC 606 implementation, net of tax	—	204	819	204
Executive search fees, net of tax	—	—	176	—
Restatement-related professional fees, net of tax	984	—	1,387	—
Other professional fees, net of tax	59	—	119	—
Adjusted net income	$2,227	$8,028	$1,701	$19,218
Weighted-average shares outstanding, diluted	51,992	55,189	53,017	55,127
Non-GAAP diluted earnings per share	$0.04	$0.15	$0.03	$0.35